Exhibit 10.15
SECOND AMENDMENT
TO
OFFICE LEASE AGREEMENT
     THIS SECOND AMENDMENT TO OFFICE LEASE (this “Amendment”) is made this 9th day of March, 2009, by and between SELIG HOLDINGS COMPANY, L.L.C., a Delaware limited liability company (“Lessor”) and DENDREON CORPORATION, a Delaware corporation (“Lessee”).
RECITALS:
     A. Lessor is the owner of that certain real property commonly known as 3101 Western Avenue in Seattle, Washington and legally described in Exhibit A (the “Property”).
     B. Lessor is the successor in interest to SELIG REAL ESTATE HOLDINGS XIV, L.L.C., a Washington limited liability company, the prior owner of the Property.
     C. Lessor and Lessee are parties to that certain Office Lease dated September 2, 2004 (the “2004 Lease”) for approximately: (i) 21,795 rentable square feet on the eighth floor of the Property; and (ii) 1,818 rentable square feet of the exercise facility on the upper parking level of the Property. The Lease was amended by that certain First Amendment to Office Lease dated March 8, 2005 (the “2005 Amendment”). The 2004 Lease and the 2005 Amendment are collectively referred to herein as the “Lease”.
     D. Under the terms of the Lease, Lessee’s current term expires on September 30, 2009 (the “Existing Expiration Date”). Lessee desires to extend the term of the Lease through December 31, 2011 (the “Amended Expiration Date”).
     E. Lessor and Lessee desire to amend the Lease in order to provide for the extension of the Lease term as described herein and to memorialize other changes they have agreed to by entering into this Amendment.
AGREEMENT:
     NOW, THEREFORE, in consideration of the above and the mutual promises contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Lessor and Lessee agree as follows:
     1. Confirmation of Lease. Lessor and Lessee each agree and confirm that the Lease is in full force and effect and has not been previously modified and neither Lessor nor Lessee is aware of any failure of the other party to perform its obligations under the Lease that are accrued as of the date of this Amendment.

     2. Term. The term of the Lease is hereby extended for a period of twenty-seven (27) months beginning on the day after the Existing Expiration Date and ending on the Amended Expiration Date.
     3. Rent. During the period between the Existing Expiration Date and the Amended Expiration Date, Lessee covenants and agrees to pay to Lessor rent each month in advance on the first day of each calendar month. Except for Lessee’s share of increases in the costs of the Operating Services and the Real Estate Taxes (as described in the 2004 Lease), this lease is on a fully serviced basis and rent shall be computed at the annual base rental rate times the number of Rentable Square Feet as follows:

October 1, 2009 – September 30, 2010	$30.50
October 1, 2010 – September 30, 2011	$31.50
October 1, 2011 – December 31, 2011	$32.50
     4. Lessee’s Security Deposit. Lessor shall continue to hold Lessee’s security deposit in conformance with the terms of the Lease.
     5. Agency/Commission. Lessor and Lessee recognize Jones Lang LaSalle (“JLL”) as the exclusive real estate agent representing Lessee in this transaction. Lessor shall pay JLL a market standard commission of $1.00 times the number of Rentable Square Feet leased each year by Lessee (the “Commission”). One-half of the Commission shall be due and payable at the time this Amendment is fully executed; the remaining one-half of the Commission shall be due and payable the first business day following the Existing Expiration Date.
     6. Offset Provision. If Lessor does not provide payment of any allowances, fees or commissions due under the Lease or the Amendment within thirty (30) days of such amount’s due date, Lessee shall have the right to offset rent due and receive interest on such offset funds at a rate of interest equal to the Prime Rate plus three percent (3%). The term “Prime Rate” means the prime rate reported in the Money Rates section of The Wall Street Journal.
     7. Cost of Parking. As stated within the Office Lease, Lessee has the right to utilize one (1) parking stall in the Property’s garage per each 1,000 square feet leased and one (1) parking stall outside of the Property per each 1,000 square feet leased. Currently, Lessee actually utilizes fifteen (15) unreserved stalls in the Property’s garage at a cost of $134.38 per stall per month. Lessee also utilizes nine (9) reserved stalls in the Property’s garage at a cost of $334.76. Further, Lessee utilizes two (2) unreserved stalls outside of the Property at a cost of $107.40. Effective October 1, 2009 Lessor shall charge Lessee the then current market rate for each stall rented. Thirty days prior to the October 1, 2009, Lessor shall notify Lessee as to the then current market rate for parking locations defined above. On October 1 and each anniversary thereafter the rate for such parking shall be adjusted to the lesser of market rate or an increase of five percent (5%) per year. Lessor shall not adjust the rate charged to Lessee for parking more than one (1) time during each calendar year.

     8. No Implied Modifications. Except as hereinabove set forth, all of the terms, covenants and conditions of the Lease shall continue in full force and effect.
     9. Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the matters described herein. None of the provisions in this Amendment may be modified or revised except by a subsequent amendment executed by the parties hereto.
     10. Execution in Counterparts. This Amendment may be executed in counterparts, both of which shall constitute but one and the same contract.
     IN WITNESS WHEREOF, the undersigned have executed this Amendment on the date and year first written above.

LESSOR:

SELIG HOLDINGS COMPANY, L.L.C, a Delaware limited liability company

By:	/s/ Peter Parker
Martin Selig, a member and its manager
as attorney in-fact

LESSEE:

DENDREON CORPORATION, a Delaware corporation

By:	/s/ Greg Schiffman

Name:	Greg Schiffman
Title:	CFO

EXHIBIT A
3101 WESTERN AVENUE — LEGAL DESCRIPTION
Lots 1, 2, 3 and the southwesterly half of Lot 4, Block 3 of William M. Bell’s 7th addition to the City of Seattle, according to plat thereof, recorded in Volume 2 of Plats, page 82, records of King County, Washington, together with the northwesterly 66’ of block southerly of Bay Street siding westerly of Western Avenue and easterly of Elliott Avenue.